Exhibit 99.1

__________, 2024

AC Sunshine Securities LLC

As Representative of the Several Underwriters

200 E. Robinson Street

Suite 295

Orlando, Florida 32801

Ladies and Gentlemen:

In consideration of that certain Underwriting Agreement (the “Underwriting Agreement”) between Springview Holdings Ltd, a Cayman Islands exempted company with limited liability (the “Company”), and AC Sunshine Securities LLC (“AC Sunshine”), as representative of the several underwriters named in Schedule 1 thereto (such underwriters, including AC Sunshine, the “Underwriters”), to underwrite a proposed initial public offering (the “Offering”) of Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of the Company, the undersigned hereby irrevocably agrees that the undersigned shall not, for a period beginning on and including the date of this agreement and ending six (6) months after the effective date of the registration statement in connection with the Offering (the “Lock-Up Period”), without the prior written consent of AC Sunshine (which consent may be withheld in its sole discretion):

(1) offer to sell, sell, pledge, contract to sell, purchase any option to sell, grant any option for the purchase of, lend, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by the undersigned or any controlled affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) with the Securities and Exchange Commission of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register, any Ordinary Shares or any securities convertible into, or exercisable or exchangeable for Ordinary Shares, options or warrants or other rights to acquire Ordinary Shares of which the undersigned is now, or may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such shares, securities, options, warrants or rights, collectively, the “Restricted Securities”);

(2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Ordinary Shares or such other convertible, exercisable or exchangeable securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise; or

(3) publicly disclose the intention to enter into any transaction described in clause (1) or (2) above.

Notwithstanding anything to the contrary contained in this agreement, the foregoing restrictions in clauses (1), (2) and (3) described above shall not apply to the Company with respect to any of the following transactions:

(i) the issuance of the Ordinary Shares, or securities convertible into or exercisable for any of the Ordinary Shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of any restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of the Underwriting Agreement and described in the final prospectus for the Offering (the “Prospectus”);

(ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of the Ordinary Shares, or securities convertible into or exercisable or exchangeable for any of the Ordinary Shares (whether upon the exercise of stock options or otherwise) to the Company’s employees, executive officers, directors, corporate auditors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of the Offering and described in the Prospectus; or

(iii) the Company’s filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the Underwriting Agreement and described in the Prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares owned either of record or beneficially by the undersigned except in compliance with the foregoing restrictions. Any securities of the Company acquired by the undersigned in the Offering (including, without limitation, in any issuer-directed share program) shall also be Restricted Securities subject to this agreement.

If the undersigned is an executive officer or director of the Company, and/or a holder of 10% or greater of the Company’s outstanding Ordinary Shares, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Ordinary Shares that the undersigned may purchase in the Offering.

Notwithstanding anything to the contrary contained in this agreement, the restrictions described in the immediately preceding paragraph shall not apply to executive officers or directors of the Company, and/or a holder of 5% or greater of the Company’s outstanding Ordinary Shares, with respect to any of the following transactions:

(a) transfers of Restricted Securities as a bona fide gift or gifts by the undersigned or for bona fide estate planning purposes;

(b) transfers or dispositions of Restricted Securities to any trust for the direct or indirect benefit of the undersigned or any member of the immediate family of the undersigned;

(c) transfers or dispositions of Restricted Securities to a partnership, limited liability company or other entity of which undersigned and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(d) transfers of Restricted Securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;

(e) transfers or dispositions of Restricted Securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (d) immediately above;

(f) in the case that the undersigned is a corporation, partnership, limited liability company, trust or other business entity, transfers or dispositions of Restricted Securities (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or its affiliates; or (B) as part of a distribution to members or shareholders of the undersigned;

(g) transfers or dispositions of Restricted Securities by operation of law;

(h) transfers or dispositions of Restricted Securities to the Company from an employee upon death, disability or termination of employment of such employee;

(i) transfers or dispositions of Restricted Securities to the Company in connection with the vesting, settlement or exercise of RSUs, options, warrants or other rights to purchase the Ordinary Shares (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments;

(j) transfers or dispositions of Restricted Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by the Company’s board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such Restricted Securities would remain subject to the restrictions in the clauses (1), (2) and (3) described above;

(k) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in the Prospectus, provided that any Restricted Securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the clauses (1), (2) and (3) described above;

(l) conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into the Ordinary Shares or warrants to acquire Ordinary Shares, provided that any of the Ordinary Shares or warrant received upon such conversion would be subject to restrictions similar to those in the clauses (1), (2) and (3) described above;

(m) establishment by the undersigned of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of the Restricted Securities during the Lock-Up Period;

(n) the sale of the Ordinary Shares pursuant to the terms of the Underwriting Agreement; and

(o) transfers of Restricted Securities to a charity or educational institution;

provided, however, that

A. in the case of (a), (b) (c) or (d) above, it shall be a condition to the transfer or disposition that the donee, trustee, heir, distributee or other transferee, as the case may be, agrees to be bound in writing to the restrictions set forth herein during the Lock-Up Period;

B. any transfer or disposition pursuant to (a), (b), (c) or (d) above shall not involve a disposition for value; and

C. in the case of a transfer or distribution pursuant to (a), (b), or (d) above, no filing by the undersigned or any other party under the Exchange Act or other public announcement shall be required or made voluntarily during the Lock-Up Period in connection with such transfer or distribution.

For the purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

If the undersigned is an executive officer or director of the Company, (i) AC Sunshine agrees that, at least three (3) business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Restricted Securities, AC Sunshine shall notify the Company of the impending release or waiver, and (ii) the Company has or will agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two (2) business days before the effective date of the release or waiver. Any release or waiver granted by AC Sunshine hereunder to any such executive officer or director shall only be effective two (2) business days after the publication date of such press release. The provisions of this paragraph shall not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This agreement shall automatically terminate and become null and void (i) at such time as AC Sunshine, on the one hand, or the Company, on the other hand, advises the other in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering, (ii) upon the termination of the Underwriting Agreement before the closing of the Offering or (iii) the withdrawal of the registration statement that registers the Ordinary Shares in connection with the Offering.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representative of the undersigned. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Offering in reliance upon this agreement.

This agreement and any claim, controversy or dispute arising under or related to this agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflict of laws principles thereof, applicable to agreements made and to be performed entirely within such state.

[Signature Page Follows]

Very truly yours,

(Name)

(Title of Signatory)

(Signature)

For and on behalf of

Address:

4